Exhibit 5.1

Osler, Hoskin & Harcourt LLP
Box 50, 1 First Canadian Place
Toronto, Ontario, Canada M5X 1B8
416.362.2111 MAIN
416.862.6666 FACSIMILE

Toronto	December 1, 2025

Montréal

Calgary	Boyd Group Services Inc.
1745 Ellice Ave., Unit C1
Ottawa	Winnipeg, Manitoba R3H 1A6
Canada
Vancouver

New York	Ladies and Gentlemen:

Boyd Group Services Inc. Securities Registered under Registration Statement on Form S-8

We have acted as Canadian counsel to Boyd Group Services Inc. (the “Corporation”), a company governed by the Canada Business Corporations Act, in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Corporation on or about December 1, 2025 with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), in respect of up to (i) 248,389 common shares of the Corporation (“Shares”) that may be delivered from time to time pursuant to the exercise of options, inclusive of Shares that may be delivered upon the exercise of 86,516 options outstanding, granted pursuant to the stock option plan of the Corporation adopted by the Corporation’s board of directors (the “Directors”) and approved by the Corporation’s shareholders (the “Shareholders”) effective March 23, 2021 and amended on November 11, 2025 (the “Option Plan”) and (ii) 250,000 Shares that may be delivered from time to time pursuant to the amended and restated long-term incentive plan of the Corporation adopted by the Directors and approved by the Shareholders effective March 12, 2025 (together with the Option Plan, the “Plans”).

We have examined: (a) the Registration Statement, (b) the Plans, and (c) all such corporate and public records, statutes and regulations and have made such investigations and have reviewed such other documents as we have deemed relevant and necessary and have considered such questions of law as we have considered relevant and necessary in order to give the opinion hereinafter set forth. We have relied, without independent verification, on certificates of public officials and, as to certain factual matters, upon a certificate of an officer of the Corporation.

In reviewing the foregoing documents and in giving this opinion, we have assumed the legal capacity of all individuals, the genuineness of all signatures, the veracity of the information contained therein, the authenticity of all documents submitted to us as originals and the conformity to authentic or original documents submitted to us as certified, conformed, electronic, photostatic or facsimile copies.

On the basis of the foregoing, we are of the opinion that when the Shares shall have been (i) issued and delivered by the Corporation pursuant to the terms of the Plans, and (ii) paid for in full in accordance with the terms of the Plans, the Shares will be validly issued, fully paid and non-assessable.

We express no opinion herein as to any laws or any matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the rules and regulations of the SEC thereunder.

Yours very truly,

/s/ Osler, Hoskin & Harcourt LLP

DL/JM/ACK/JS